U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 20, 2006

SKREEM ENTERTAINMENT CORPORATION
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-24370	33-0611748
(Commission File No.)	(IRS Employer Identification No.)

11637 Orpington Street
Orlando, Florida 32817
(407) 207-0400
(Address and telephone number of principal executive offices and place of business)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13ed-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement

On November 20, 2006, SKREEM Entertainment Corporation completed and closed on a Stock Purchase Agreement, dated August 29, 2006, with Weaver Interactive, Inc. a company formed and existing under the laws of South Korea doing business at 751 Bd, 203 Nonhyun-Dong Kangnam-Ku Seoul Korea.

Pursuant to the transaction, Registrant has purchased 51% control of Weaver Interactive, Inc., Principal terms of the transaction are: a purchase price of 3,000,000 shares of common stock of Registrant and a loan to Weaver Interactive, Inc. in the total amount of FIVE HUNDRED THOUSAND DOLLARS ($500,000), in cash, loan payback will be represented by a promissory note signed by Weaver Interactive, Inc., the principle plus 21% interest terms of two-year Note, with $100,000 to be loaned at the execution of this Agreement, as a good-faith deposit. Interest accrues for two years at 21% and is due and payable at the two-year anniversary from signed date.

Weaver Interactive, Inc. is South Korea’s premier online game developer. The company’s sales of $716,899 for the year ended April 30, 2006, is set to increase to approximately $3 million in sales for the year 2007 and reach $70 million by the year 2010.

Weaver Interactive, Inc.’s developed games include Samgukji (Korean), Luanshi Sangui (Chinese), with games in development for Japan, Taiwan, Thailand, Vietnam and India. With the spreading wave of Korean games, movies and music throughout Asia, Europe and America, Weaver Interactive, Inc. intends to reach out through edu-entertainment channels to bring their games, based on the well-known Chinese historic figures of the era of the Three Kingdoms, to a world audience.

Section 9 -- Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits

(a)	Financial Statements of business acquired

To be filed by Amendment

(b)	Pro forma financial information

To be filed by Amendment

(c)	Exhibits

Exhibit 99.1	Stock Purchase Agreement between SKREEM ENTERTAINMENT CORPORATION and Weaver Interactive, Inc., dated August 29, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 21, 2006

Skreem Entertainment Corporaiton

By:	Charles Camorata
Charles Camorata, President